Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS THIRD QUARTER 2016 RESULTS
AND PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, November 1, 2016 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the third quarter of 2016.

Third Quarter 2016 Highlights

•
Net income (GAAP basis) of $11.9 million, or $0.13 per diluted common share, as compared to a net loss of $105.9 million, or $(1.15) per diluted common share, in the second quarter of 2016 and a net loss of $242.1 million, or $(2.86) per diluted common share, in the third quarter of 2015.

•
Adjusted net income, a non-GAAP financial measure, of $5.4 million, or $0.06 per diluted common share, in the third quarter of 2016, as compared to adjusted net loss of $1.3 million, or $(0.01) per diluted common share, in the second quarter of 2016 and adjusted net income of $2.6 million, or $0.03 per diluted common share, in the third quarter of 2015.

•
Record average daily total production of approximately 29,400 barrels of oil equivalent (“BOE”) per day, an increase of 5% sequentially, as compared to approximately 28,000 BOE per day in the second quarter of 2016 and an increase of 12% year-over-year, as compared to approximately 26,100 BOE per day in the third quarter of 2015.

•
Record average daily oil production of approximately 15,000 barrels of oil per day, an increase of 11% sequentially, as compared to approximately 13,500 barrels of oil per day in the second quarter of 2016 and an increase of 19% year-over-year, as compared to approximately 12,600 barrels of oil per day in the third quarter of 2015.

•
Adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA”), a non-GAAP financial measure, of $47.3 million, an increase of 21% sequentially, as compared to $39.0 million in the second quarter of 2016, and a decrease of 19% year-over-year, as compared to $58.0 million in the third quarter of 2015.

•	Proved oil and natural gas reserves of 101.6 million BOE at September 30, 2016, an all-time high, and an increase of 19% from 85.1 million BOE at December 31, 2015.

•	On October 31, 2016, the borrowing base under Matador’s revolving credit facility was increased by Matador’s bank group from $300 million to $400 million.

•	On November 1, 2016, Matador increased certain elements of its 2016 guidance for the second time this year, based on its 3-rig drilling program, as follows:

◦	Total natural gas production guidance increased from 28.0 to 29.0 billion cubic feet to 29.5 to 30.5 billion cubic feet;

◦	Total oil equivalent production guidance increased from 9.6 to 9.9 million BOE to 9.8 to 10.2 million BOE;

◦
Expected capital expenditures were adjusted from $325 million to between $425 and $450 million, with the additional capital primarily being used for strategic acreage and minerals acquisitions and to accelerate a number of new midstream initiatives in the Delaware Basin; and

◦
Adjusted EBITDA guidance increased from $130 to $140 million to $140 to $150 million based on actual results for the first nine months of 2016 and estimated oil and natural gas prices for the remainder of 2016 using oil and natural gas futures pricing as of late October 2016.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	September 30, 2016	June 30, 2016		September 30, 2015
Net Production Volumes:(1)
Oil (MBbl)(2)	1,376	1,230		1,161
Natural gas (Bcf)(3)	8.0	7.9		7.5
Total oil equivalent (MBOE)(4)	2,703	2,550		2,405
Average Daily Production Volumes:(1)
Oil (Bbl/d)	14,960	13,516		12,617
Natural gas (MMcf/d)(5)	86.5	87.0		81.1
Total oil equivalent (BOE/d)(6)	29,381	28,022		26,137
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$42.57	$42.84		$43.21
Oil, with realized derivatives (per Bbl)	$43.18	$43.29		$57.90
Natural gas, without realized derivatives (per Mcf)	$3.08	$2.10		$2.90
Natural gas, with realized derivatives (per Mcf)	$3.08	$2.34		$3.28
Revenues (millions):
Oil and natural gas revenues	$83.1	$69.3		$71.8
Third-party midstream services revenues	$1.6	$0.9	(12)	$0.6	(12)
Realized gain on derivatives	$0.9	$2.5		$19.9
Operating Expenses (per BOE):
Production taxes, transportation and processing	$4.58	$4.14		$3.92	(13)
Lease operating	$5.40	$4.78	(14)	$5.60	(15)
Plant and other midstream services operating	$0.54	$0.42		$0.60
Depletion, depreciation and amortization	$11.10	$12.25		$18.81
General and administrative(7)	$4.86	$5.18		$5.05
Total(8)	$26.48	$26.77		$33.98
Net income (loss) (millions):(9)	$11.9	$(105.9)		$(242.1)
Adjusted EBITDA (millions):(10)	$47.3	$39.0		$58.0
Earnings (loss) per share (diluted):	$0.13	$(1.15)		$(2.86)
Adjusted earnings (loss) per share (diluted):(11)	$0.06	$(0.01)		$0.03

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Millions of cubic feet of natural gas per day.
(6) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(7) Includes approximately $1.33, $1.30 and $0.73 per BOE of non-cash, stock-based compensation expenses in the third quarter of 2016, the second quarter of 2016 and the third quarter of 2015, respectively.
(8) Total does not include the impact of full-cost ceiling impairment charges or immaterial accretion expenses.
(9) Attributable to Matador Resources Company shareholders.
(10) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(11) Adjusted earnings (loss) per share is a non-GAAP financial measure. For a definition of adjusted earnings (loss) per share and a reconciliation of adjusted earnings (loss) per share (non-GAAP) to earnings (loss) per share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(12) Reclassified from other income due to midstream segment becoming a reportable segment in the third quarter of 2016.
(13) $0.06 per BOE reclassified to third-party midstream services revenues due to the midstream segment becoming a reportable segment in the third quarter of 2016.
(14) $0.39 per BOE reclassified to plant and other midstream services operating expenses due to the midstream segment becoming a reportable segment in the third quarter of 2016.
(15) $0.60 per BOE reclassified to plant and other midstream services operating expenses due to the midstream segment becoming a reportable segment in the third quarter of 2016.

A short presentation summarizing the highlights of Matador’s third quarter 2016 earnings release is also included on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab.

Management Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “The Matador staff delivered another strong quarter of operating and financial results for its shareholders in the third quarter of 2016. Our oil, natural gas, and total oil equivalent production, as well as our proved oil and natural gas reserves, were all-time highs for the Company. Well results throughout our Delaware Basin acreage position continue to meet or exceed our projections, leading to better-than-expected production results, both in the third quarter and year-to-date. In addition, we have reduced our unit costs per BOE of total production by almost 25% year-over-year. As a result, for the second time this year, we have increased our 2016 total oil equivalent production, natural gas production and Adjusted EBITDA guidance in conjunction with this earnings release.

“Matador completed the Black River natural gas processing plant at Rustler Breaks in late August on time and on budget, and the plant’s performance has exceeded expectations during its first two months in operation. Since that time, interest in our midstream assets has increased further and we are evaluating several interesting opportunities regarding the future of these assets. Further, we have taken advantage of a number of recent opportunities to make strategic additions to our Delaware Basin acreage position at attractive prices, both enhancing the value of these assets and Matador as a whole, while improving our operating capabilities. In addition, on October 31, 2016, Matador’s lenders increased the borrowing base under our revolving credit facility from $300 to $400 million, providing us with an additional $100 million in liquidity to execute our drilling and completions program throughout 2016 and into 2017 and to continue to take advantage of opportunities to make strategic improvements to our midstream assets and acreage position in the Delaware Basin.

“As noted in this earnings release, at November 1, 2016, we have adjusted our estimated capital spending for 2016 from $325 million to between $425 and $450 million. We have done so to take advantage of both recent and pending opportunities to make value-enhancing acreage and minerals acquisitions in the Delaware Basin, as well as to accelerate several midstream projects originally planned for 2017 that will support our ongoing and future operations in the Rustler Breaks and Wolf asset areas, where we continue to enjoy strong well results and increasing production. We will finance these additional capital expenditures through anticipated cost savings in our 2016 drilling and completions program, improved cash flows due to increased production and improving commodity prices throughout 2016 and the recent increase in the borrowing capacity under our credit facility. Of course, we continue to evaluate and consider a number of interesting options for the sale or joint venture of some or all of our Delaware Basin midstream assets, as well as one or more of our non-core oil and natural gas producing assets. Finally, the equity and bond markets are also open to us, if we care to go in either of those directions. As we have noted before, maintaining a strong balance sheet is central to our operating philosophy, as a strong balance sheet enables us to be selective in considering all of these opportunities. We will continue to work methodically to maximize the financial and operational performance of these assets for our shareholders.

“As we enter the final months of the year, the Board and I are proud of how the Matador team has responded so positively to the challenges of the past two years and especially in 2016. We continued moving ahead in 2016, and as we approach year end, we are confident that we made the right decisions and have positioned ourselves well for the future. We expect to finish the year strong and look forward to the opportunities ahead in 2017 and beyond.”

Third Quarter 2016 Operating and Financial Results

Production and Revenues

Average daily oil equivalent production increased 5% sequentially from 28,022 BOE per day (48% oil) in the second quarter of 2016 to 29,381 BOE per day (51% oil) in the third quarter of 2016, and increased 12% year-over-

year from 26,137 BOE per day (48% oil) in the third quarter of 2015. Matador’s third quarter 2016 total oil equivalent production of approximately 2.7 million BOE was the best quarterly result in the Company’s history.

Average daily oil production increased 11% sequentially from 13,516 barrels per day in the second quarter of 2016 to 14,960 barrels per day in the third quarter of 2016, and increased 19% year-over-year from 12,617 barrels per day in the third quarter of 2015. Matador’s third quarter 2016 oil production of approximately 1.38 million barrels was the best quarterly result in the Company’s history. Matador’s average daily oil production has increased from approximately 400 barrels of oil per day just before its initial public offering to approximately 15,000 barrels of oil per day in the third quarter of 2016.

Average daily natural gas production remained essentially flat in the third quarter of 2016, as compared to the second quarter of 2016, at 86.5 million cubic feet per day, and increased 7% year-over-year from 81.1 million cubic feet per day in the third quarter of 2015. Matador’s third quarter 2016 natural gas production of approximately 8.0 billion cubic feet was the best quarterly result in the Company’s history.

These third quarter increases in oil and natural gas production exceeded the Company’s expectations and were primarily attributable to both the productivity of wells completed and placed on production in the Delaware Basin during the second and third quarters of 2016, as well as shallower than expected declines from Matador’s Haynesville natural gas production in the third quarter of 2016.

Oil and natural gas revenues increased 20% sequentially from $69.3 million in the second quarter of 2016 to $83.1 million in the third quarter of 2016, and increased 16% year-over-year from $71.8 million in the third quarter of 2015. Realized oil prices decreased slightly from $42.84 per barrel in the second quarter of 2016 and $43.21 per barrel in the third quarter of 2015 to $42.57 per barrel in the third quarter of 2016. Realized natural gas prices increased from $2.10 per thousand cubic feet in the second quarter of 2016 and $2.90 per thousand cubic feet in the third quarter of 2015 to $3.08 per thousand cubic feet in the third quarter of 2016.

During the third quarter of 2016, Matador’s midstream operations became a reportable business segment under Generally Accepted Accounting Principles (“GAAP”). Thus, Matador reported third-party midstream services revenues separately for the first time in its unaudited condensed consolidated statements of operations. Third-party midstream services revenues are primarily those revenues from midstream operations related to third parties, including working interest owners in Matador-operated wells; all revenues from Matador-owned production is eliminated in consolidation. Third-party midstream services revenues increased 78% sequentially from $0.9 million in the second quarter of 2016 to $1.6 million in the third quarter of 2016, and increased 175% year-over-year from $0.6 million in the third quarter of 2015. This increase is primarily attributable to a significant increase in third-party salt water being disposed of at Matador’s commercial facility in the Wolf asset area and to the Black River natural gas processing plant becoming operational in late August 2016. Prior to this time, Matador had no significant midstream services revenues attributable to natural gas processing plant operations.

Total realized revenues, including realized hedging gains and third-party midstream services revenues, increased 18% sequentially from $72.7 million in the second quarter of 2016 to $85.5 million in the third quarter of 2016, and decreased 7% year-over-year from $92.2 million in the third quarter of 2015. Realized hedging gains, primarily from oil and natural gas hedges, were $0.9 million in the third quarter of 2016, as compared to realized hedging gains of $2.5 million in the second quarter of 2016 and $19.9 million in the third quarter of 2015.

Net Income (Loss) and Earnings (Loss) Per Share

For the third quarter of 2016, Matador reported net income of approximately $11.9 million, or $0.13 per diluted common share on a GAAP basis, as compared to a net loss of approximately $105.9 million, or $(1.15) per diluted common share, in the second quarter of 2016, and as compared to a net loss of $242.1 million, or $(2.86) per diluted common share, in the third quarter of 2015. Portions of the third quarter 2016 net income (GAAP basis) were attributable to non-cash items, and excluding those items from the net income resulted in adjusted net income, a non-GAAP financial measure, of approximately $5.4 million, or $0.06 per diluted common share.

Matador’s net income for the third quarter of 2016 was favorably impacted by (1) improved natural gas prices, as compared to the second quarter of 2016, (2) a non-cash, unrealized gain on derivatives of $3.2 million, (3) a realized gain on derivatives of $0.9 million, (4) a non-cash gain on asset sales of $1.1 million, (5) third-party midstream services revenues of $1.6 million, (6) reductions in total unit operating expenses sequentially and year-over-year and (7) no full-cost ceiling impairment in the third quarter of 2016.

For a reconciliation of adjusted net income (non-GAAP) and adjusted earnings (loss) per diluted common share (non-GAAP) to net income (loss)(GAAP) and earnings (loss) per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, increased 21% sequentially from $39.0 million in the second quarter of 2016 to $47.3 million in the third quarter of 2016, and decreased 19% year-over-year from $58.0 million in the third quarter of 2015. The sequential increase in Adjusted EBITDA was primarily attributable to the increase in oil production and the increase in realized natural gas prices during the third quarter of 2016, as compared to the second quarter of 2016. The year-over-year decrease in Adjusted EBITDA was primarily attributable to a decline in the realized gain on derivatives from $19.9 million in the third quarter of 2015 to $0.9 million in the third quarter of 2016.

For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operating Expenses

Production taxes, transportation and processing

Production taxes, transportation and processing expenses on a unit-of-production basis increased 11% sequentially from $4.14 per BOE in the second quarter of 2016 to $4.58 per BOE in the third quarter of 2016, and increased 17% year-over-year from $3.92 per BOE in the third quarter of 2015. Production taxes, transportation and processing expenses of $4.58 per BOE in the third quarter were slightly above the Company’s projections and reflected increased oil and natural gas revenues year-over-year and the better-than-expected natural gas production from Matador’s Delaware Basin and Haynesville wells during 2016.

Lease operating expenses (“LOE”)

Lease operating expenses on a unit-of-production basis increased 13% sequentially from $4.78 per BOE in the second quarter of 2016 to $5.40 in the third quarter of 2016, and decreased 4% year-over-year from $5.60 per BOE in the third quarter of 2015. Lease operating expenses in the third quarter of 2016 and prior periods were adjusted to exclude the operating expenses associated with Matador’s plant and other midstream operations, which are now shown separately in the Company’s unaudited condensed consolidated statements of operations.

The increase in unit-of-production lease operating costs sequentially was primarily attributable to (1) increased salt water disposal costs at Rustler Breaks resulting from rapidly increasing production in that asset area and (2)

unanticipated workover and completion operations on several wells in the third quarter of 2016. Matador anticipates that the salt water disposal well being drilled in the Rustler Breaks asset area (see “Midstream Update” below) will reduce its per-unit LOE, just as the salt water disposal wells have done in the Wolf asset area. The decrease in year-over-year unit-of-production lease operating expenses was primarily attributable to several key factors, including (1) decreased field supervisory costs, as a number of third-party contractors became full-time Matador employees during the second quarter of 2016, (2) decreased water disposal costs attributable to Matador’s own salt water disposal facilities in the Wolf asset area, as well as new water disposal agreements negotiated with third parties, (3) decreased supervisory and chemical costs associated with the Company’s Eagle Ford operations and (4) increased oil equivalent production both sequentially and year-over-year.

Plant and other midstream services operating expenses

Matador’s plant and other midstream services operating expenses on a unit-of-production basis increased 29% sequentially from $0.42 per BOE in the second quarter of 2016 to $0.54 per BOE in the third quarter of 2016, and decreased 10% year-over-year from $0.60 per BOE in the third quarter of 2015. In all periods prior to the third quarter of 2016, these plant and other midstream services operating expenses had been reported primarily as part of the Company’s lease operating expenses.

Depletion, depreciation and amortization (“DD&A”)

Depletion, depreciation and amortization expenses on a unit-of-production basis decreased 9% sequentially from $12.25 per BOE in the second quarter of 2016 to $11.10 per BOE in the third quarter of 2016, and decreased 41% year-over-year from $18.81 per BOE in the third quarter of 2015. The decrease in DD&A expenses resulted both from the increases in Matador’s total proved reserves between the respective periods, as well as the decreases in unamortized property costs resulting from full-cost ceiling impairments in 2015 and 2016.

Full-cost ceiling impairment

Matador recorded no full-cost ceiling impairment for the third quarter of 2016, as reflected on the Company’s unaudited condensed consolidated statement of operations for the three months ended September 30, 2016.

General and administrative (“G&A”)

General and administrative expenses on a unit-of-production basis decreased 6% sequentially from $5.18 per BOE in the second quarter of 2016 to $4.86 per BOE in the third quarter of 2016, and decreased 4% year-over-year from $5.05 per BOE in the third quarter of 2015, primarily due to the increase in total oil equivalent production. General and administrative expenses for the third quarter of 2016 also included non-cash, stock compensation expense of $1.33 per BOE, as compared to $1.30 per BOE in the second quarter of 2016 and $0.73 per BOE in the third quarter of 2015.

Proved Reserves, Standardized Measure and PV-10

The following table summarizes Matador’s estimated total proved oil and natural gas reserves at September 30, 2016, December 31, 2015 and September 30, 2015.

	September 30, 2016	December 31, 2015	September 30, 2015
Estimated proved reserves:(1)(2)
Oil (MBbl)(3)	55,031	45,644	42,531
Natural Gas (Bcf)(4)	279.4	236.9	267.5
Total (MBOE)(5)	101,604	85,127	87,109
Estimated proved developed reserves:
Oil (MBbl)(3)	21,204	17,129	17,413
Natural Gas (Bcf)(4)	118.8	101.4	97.7
Total (MBOE)(5)	41,012	34,037	33,685
Percent developed	40.4%	40.0%	38.7%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	33,827	28,515	25,118
Natural Gas (Bcf)(4)	160.6	135.5	169.8
Total (MBOE)(5)	60,592	51,090	53,424
Standardized Measure (in millions)	$516.8	$529.2	$673.8
PV-10(6) (in millions)	$524.7	$541.6	$692.7

(1)	Numbers in table may not total due to rounding.

(2)
Matador’s estimated proved reserves, Standardized Measure and PV-10 were determined using index prices for oil and natural gas, without giving effect to derivative transactions, and were held constant throughout the life of the properties. The unweighted arithmetic averages of the first-day-of-the-month prices for the period from October 2015 through September 2016 were $38.17 per Bbl for oil and $2.28 per MMBtu for natural gas, for the period from January 2015 through December 2015 were $46.79 per Bbl for oil and $2.59 per MMBtu for natural gas and for the period from October 2014 through September 2015 were $55.73 per Bbl for oil and $3.06 per MMBtu for natural gas. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the price received at the wellhead. Matador reports its proved reserves in two streams, oil and natural gas, and the economic value of the natural gas liquids associated with the natural gas is included in the estimated wellhead natural gas price on those properties where the natural gas liquids are extracted and sold.

(3)	One thousand barrels of oil.

(4)	One billion cubic feet of natural gas.

(5)	One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.

(6)	PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Matador’s estimated total proved oil and natural gas reserves were 101.6 million BOE at September 30, 2016, an all-time high, including 55.0 million barrels of oil and 279.4 billion cubic feet of natural gas, with a Standardized Measure of $516.8 million (GAAP basis) and a PV-10, a non-GAAP financial measure, of $524.7 million, an increase of 19% as compared to estimated total proved oil and natural gas reserves of 85.1 million BOE at December 31, 2015, including 45.6 million barrels of oil and 236.9 billion cubic feet of natural gas, with a Standardized Measure of $529.2 million and a PV-10 of $541.6 million.

Proved oil reserves increased 21% from 45.6 million barrels at December 31, 2015 to 55.0 million barrels at September 30, 2016, also an all-time high for Matador, and increased 29% from 42.5 million barrels at September 30, 2015. At September 30, 2016, approximately 54% of the Company’s total proved reserves were oil and 46% were natural gas. By comparison, at September 30, 2015, approximately 49% of the Company’s total proved reserves were oil and 51% were natural gas. Matador’s proved oil reserves were approximately one million barrels just before the Company’s initial public offering. These oil reserves have since grown to approximately 55 million barrels in the third quarter of 2016.

The reserves estimates in all periods presented were prepared by the Company’s internal engineering staff and audited by an independent reservoir engineering firm, Netherland, Sewell & Associates, Inc. These reserves estimates were prepared in accordance with the SEC’s rules for oil and natural gas reserves reporting and do not include any unproved reserves classified as probable or possible that might exist on Matador’s properties.

For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operational Update

Delaware Basin - Southeast New Mexico and West Texas

During the third quarter of 2016, Matador continued to operate three drilling rigs in the Delaware Basin as it has throughout 2016. In the third quarter and at November 1, 2016, one of these rigs was drilling in the Wolf asset area in Loving County, Texas, one was drilling in the Rustler Breaks asset area in Eddy County, New Mexico and one was drilling in the northwestern portion of Matador’s Ranger asset area in Lea County, New Mexico. As noted in the midstream update that follows, Matador contracted a fourth drilling rig in late August 2016 to begin drilling its first salt water disposal well in the Rustler Breaks asset area. After this well is finished being drilled in early November 2016, Matador intends to move this rig to its Wolf asset area to drill a third salt water disposal well there. Although it has made no commitment to do so at this time, Matador is considering retaining the fourth drilling rig following the drilling of the Wolf salt water disposal well, and if so, Matador expects to move this rig back to its Rustler Breaks asset area in early December 2016 and begin operating two drilling rigs there. Matador expects to continue operating one rig in its Wolf asset area and one rig in its Ranger/Arrowhead asset areas throughout the remainder of 2016 and 2017.

Matador completed and placed on production a total of 15 gross (8.4 net) wells in the Rustler Breaks and Wolf asset areas during the third quarter of 2016, including nine gross (7.9 net) operated and 6 gross (0.5 net) non-operated horizontal wells. Most of these wells were placed on production during August and September 2016 and, as a result, did not contribute fully to third quarter production volumes. From January 1 through September 30, 2016, Matador completed and placed on production 43 gross (29.7 net) wells in the Delaware Basin, including 30 gross (26.6 net) operated horizontal wells, two gross (2.0 net) operated vertical wells and 11 gross (1.2 net) non-operated horizontal wells.

Matador’s operational staff has continued to make significant improvements in drilling times and overall drilling and completion costs while achieving strong well results in its Wolf and Rustler Breaks asset areas throughout 2016—in essence, drilling “better wells for less money.” Further, as both oil and natural gas prices have increased throughout 2016, the projected economic returns from these wells have improved significantly. In addition, Matador’s asset teams continue to identify and delineate new landing targets in the Bone Spring and Wolfcamp intervals throughout its Delaware Basin asset areas. For example, recent tests by Matador in the “Blair Shale,” the lowermost landing target in the Wolfcamp B interval in the Company’s Rustler Breaks asset area to date, have resulted in 24-hour initial potential well results in excess of 2,000 BOE per day.

During 2016, Matador’s Delaware Basin assets have become the most significant component of the Company’s oil and natural gas production and proved reserves. During the third quarter of 2016, Matador’s Delaware Basin oil equivalent production averaged approximately 18,500 BOE per day, consisting of approximately 11,750 barrels of oil per day and 40.5 million cubic feet of natural gas per day. Matador’s Delaware Basin production comprised 63% of its total oil equivalent production of approximately 29,400 BOE per day in the third quarter of 2016. Matador’s Delaware Basin production grew 2.4-fold from an average oil equivalent production of approximately 7,600 BOE per day, consisting of approximately 5,500 barrels of oil per day and 12.4 million cubic feet of natural gas per day, in the third quarter of 2015, and increased 27% sequentially from an average oil equivalent production of approximately 14,500 BOE per day in the second quarter of 2016, consisting of approximately 9,800 barrels of oil per day and 28.4 million cubic feet of natural gas per day. Matador’s Delaware Basin proved reserves of 74.0 million BOE comprised 73% of the Company’s total proved reserves at September 30, 2016.

Rustler Breaks Asset Area - Eddy County, New Mexico

Matador operated one drilling rig in its Rustler Breaks asset area during the third quarter of 2016 and continued to operate one drilling rig in this area at November 1, 2016. During the third quarter of 2016, Matador completed and placed on production 11 gross (4.6 net) horizontal wells, including five gross (4.1 net) operated and six gross (0.5 net) non-operated horizontal wells. Of the five gross operated wells, four were Wolfcamp A-XY completions and one was a lower Wolfcamp B (Blair Shale) completion. The six gross non-operated wells included four Wolfcamp B (Blair Shale) completions and two Second Bone Spring completions. From January 1 through September 30, 2016, Matador completed and placed on production 25 gross (14.2 net) wells in the Rustler Breaks asset area, including 14 gross (12.2 net) operated horizontal wells, one gross (1.0 net) operated vertical well and 10 gross (1.1 net) non-operated horizontal wells. Matador expects to continue to operate at least one drilling rig in the Rustler Breaks asset area throughout the remainder of 2016. As noted above, Matador may begin operating a second drilling rig in its Rustler Breaks asset area as early as December 2016, and if so, Matador would plan to continue operating both rigs at Rustler Breaks into 2017.

Matador is pleased to announce the 24-hour initial potential test results from the five operated wells completed and placed on production in the Rustler Breaks asset area during the third quarter of 2016 and the 24-hour initial potential test result from the Guitar 10-24S-28E RB #222H (Guitar #222H) well, which was still cleaning up following stimulation at the time of Matador’s last operational update in July 2016. These test results are summarized in the table below.

		Initial Potential						Completed Lateral Length
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(MMcf/d)	(BOE/d)		(psi)	(inch)	(feet)
Guitar 10-24S-28E RB #222H	Wolfcamp B (Middle)	700	4.8	1,501	47%	2,231	32/64"	4,376
Charlie Sweeney 31-23S-28E RB #201H	Wolfcamp A-XY	927	1.9	1,242	75%	1,900	34/64"	4,623
Janie Conner 13-24S-28E RB #201H	Wolfcamp A-XY	950	2.0	1,283	74%	2,145	36/64"	4,522
Janie Conner 13-24S-28E RB #221H	Wolfcamp B (Blair)	884	9.0	2,384	37%	3,447	36/64"	4,522
Jimmy Kone 05-24S-28E RB #203H	Wolfcamp A-XY	1,032	2.4	1,424	72%	1,980	36/64"	4,522
B. Banker 33-23S-28E #226H	Wolfcamp A-XY	1,006	2.0	1,346	75%	1,852	36/64"	4,251

(1) Flowing casing pressure.

Matador continues to be very pleased with its well results in the Rustler Breaks asset area, which consistently demonstrate the value of its Rustler Breaks acreage position. The results from the four Wolfcamp A-XY wells reported in the table above are consistent with the 24-hour initial potential test results reported for other Matador Wolfcamp A-XY wells in this asset area. All four wells produced at oil cuts of 72 to 75%, again very similar to what Matador has observed in other Wolfcamp A-XY completions. Likewise, the 24-hour initial potential of 1,501 BOE per day on the Guitar #222H well, a Wolfcamp B (Middle) test, was consistent with other Wolfcamp B (Middle) completions in the area, although it had a somewhat higher oil cut at 47% compared to certain other wells completed in the Wolfcamp B (Middle).

The Janie Conner 13-24S-28E #221H (Janie Conner #221H) well was Matador’s third completion in the Blair Shale bench of the Wolfcamp B interval. The 24-hour initial potential test on this well at 2,384 BOE per day (37% oil), including 884 barrels of oil per day and 9.0 million cubic feet of natural gas per day, was comparable to and had a slightly higher oil cut than the 24-hour initial potential test of 2,438 BOE per day (31% oil), including 751 barrels of oil per day and 10.1 million cubic feet of natural gas per day, reported for the Jimmy Kone 05-24S-28E RB #228H (Jimmy Kone #228H) well as part of Matador’s operational update in July 2016. As reported previously, the higher natural gas volumes from these lower Wolfcamp B (Blair) completions were expected, but what has been particularly encouraging is that the oil volumes are as good as or better than those tested in other intervals of the Wolfcamp B. In fact, in some instances, the oil rates tested on the Wolfcamp B (Blair Shale) wells are close to those tested on the Wolfcamp A-XY wells.

Early performance from Matador’s wells in the Rustler Breaks asset area continues to meet or exceed expectations. At the beginning of 2016, Matador’s estimated ultimate recoveries from its Wolfcamp A-XY wells ranged between 600,000 and 800,000 BOE. As the Company nears the end of 2016, it appears that about half of the Wolfcamp A-XY wells completed thus far at Rustler Breaks are on track for ultimate recoveries at or above 800,000 BOE. As examples, the Tiger 14-24S-28E RB #204H (Tiger #204H) well, one of Matador’s earliest Wolfcamp A-XY completions, has produced 280,000 BOE (75% oil) in its first 16 months of production. The Paul 25-24S-28E RB #221H (Paul #221H) well, a Wolfcamp A-XY well completed in the second quarter of 2016, has already produced 160,000 BOE (74% oil) in just five months of production. Both the Tiger #204H and the Paul #221H wells appear on track for estimated ultimate recoveries of approximately 1,000,000 BOE. Similarly, two additional Wolfcamp A-XY wells completed in the second quarter of 2016, the Janie Conner 13-24S-28H #204H (Janie Conner #204H) well and the Jimmy Kone 05-24S-28E RB #208H (Jimmy Kone #208H) well, have produced 130,000 BOE and 120,000 BOE, respectively, in their first five months of production, and both appear on track for estimated ultimate recoveries in excess of 800,000 BOE.

The recently completed Wolfcamp B (Blair Shale) wells are also demonstrating impressive early performance. The Jimmy Kone #228H well and the Tiger 14-24S-28E RB #227H (Tiger #227H) well have produced 160,000 BOE (32% oil) and 135,000 BOE (35% oil), respectively, in their first five months of production. The Janie Conner #221H well has produced 105,000 BOE (39% oil) in just two months of production. As of November 1, 2016, the Tiger #227H well is tracking Matador’s 1,000,000 BOE Wolfcamp B type curve for the Rustler Breaks asset area, and both the Jimmy Kone #228H and the Janie Conner #221H wells are tracking well above this 1,000,000 BOE type curve.

Matador’s operating efficiencies and well costs at Rustler Breaks have continued to improve throughout 2016. During the third quarter, Matador drilled its fastest Wolfcamp A-XY well, the B. Banker 33-23S-28E #226H (B. Banker #226H) well, in 12.5 days from spud to total depth of 14,350 feet. This drilling time of 12.5 days is an improvement of almost 50% from Matador’s 2014 average drilling time of 24.5 days for a Wolfcamp A-XY well and is about 10% faster than Matador’s 2016 Wolfcamp A-XY drilling time objective of 14 days, which it had targeted to achieve by year-end 2016. On the cost side, Matador continues to make incremental progress in reducing its costs to drill, complete and equip wells in Rustler Breaks. Three of the four Wolfcamp A-XY wells completed and placed on production in the third quarter of 2016 were drilled, completed and equipped for at or below $5 million.

As well stimulation costs have decreased in 2016, Matador has taken the opportunity to test increased proppant concentrations in its Delaware Basin assets. All but one of the Wolfcamp A-XY wells completed and placed on production at Rustler Breaks during the second and third quarters of 2016 were stimulated using the Company’s Generation 3 Wolfcamp stimulation design, consisting of approximately 40 barrels of fluid and 3,000 pounds of sand per foot of completed lateral. Similarly, Matador pumped this Generation 3 Wolfcamp treatment design on its Wolfcamp B (Blair Shale) completion in the third quarter. Prior to this, most of the Company’s Wolfcamp A and B completions used approximately 30 to 40 barrels of fluid and 2,000 pounds of sand per foot of completed lateral. This increased sand concentration has added approximately $200,000 to $250,000 to typical Wolfcamp well costs. In addition, Matador pumped diverting agents in most of its stimulation treatments during the third quarter of 2016, mainly due to the positive results it had observed from pumping these diverting agents in several wells in its Wolf asset area.

As noted above, Matador continues to be very pleased with the initial performance of its Wolfcamp A and B wells at Rustler Breaks, but will continue to monitor longer-term production results from wells treated with this Generation 3 stimulation design to further assess its impact on well performance and estimated ultimate recoveries. Matador expects to continue using this Generation 3 stimulation design, including diverting agents, in most of its Wolfcamp A and B completions at Rustler Breaks for the remainder of the year.

Wolf Asset Area - Loving County, Texas

Matador also operated one drilling rig in its Wolf asset area during the third quarter of 2016 and continued to operate one drilling rig in this area at November 1, 2016. During the third quarter of 2016, Matador completed and placed on production four gross (3.8 net) operated horizontal wells. One of these wells was a Wolfcamp A-Y completion and three were Second Bone Spring completions. From January 1 through September 30, 2016, Matador completed and placed on production 15 gross (13.4 net) operated horizontal wells in the Wolf asset area. Matador expects to continue to operate one drilling rig in Loving County, Texas throughout the remainder of 2016 and 2017.

Matador is pleased to announce the 24-hour initial potential test results from three of the four wells completed and placed on production in the Wolf asset area during the third quarter of 2016. At November 1, 2016, the fourth well is still cleaning up following stimulation. These test results are summarized in the table below.

		Initial Potential						Completed Lateral Length
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(MMcf/d)	(BOE/d)		(psi)	(inch)	(feet)
Johnson 44-02S-B53 WF #121H	Second Bone Spring	678	2.9	1,167	58%	1,830	36/64"	4,451
Johnson 44-02S-B53 WF #201H	Wolfcamp A-Y	920	2.6	1,366	67%	2,760	34/64"	4,455
Billy Burt 90-TTT-B33 WF #121H	Second Bone Spring	Flowing back following completion						6,577
Billy Burt 90-TTT-B33 WF #124H	Second Bone Spring	810	1.4	1,047	77%	930	40/64"	6,577

(1) Flowing casing pressure.

The results from the Wolfcamp A-Y completion, the Johnson 44-02S-B53 WF #201H well, were as expected and very consistent with other Wolfcamp A-X and A-Y wells drilled in and around the Johnson lease. This well was completed with Matador’s Generation 3 Wolfcamp A stimulation design using 40 barrels of fluid and 3,000 pounds of sand per foot of completed lateral. Matador also pumped diverting agents in each stage of this stimulation treatment.

The results from the Johnson 44-02S-B53 WF #121H (Johnson #121H) and Billy Burt 90-TTT-B33 WF #124H (Billy Burt #124H) wells, both Second Bone Spring completions, continued the trend of significant improvement in Second Bone Spring results in the Wolf asset area in 2016. The 24-hour initial potential reported for the Johnson #121H well of 1,167 BOE per day (58% oil) was the highest test rate achieved for any Second Bone Spring well drilled by Matador in the Wolf asset area to date. Matador reported a 24-hour initial potential for the Billy Burt #124H well of 1,047 BOE/d (77% oil), including 810 barrels of oil per day and 1.4 million cubic feet of natural gas per day, which was the highest oil rate and highest oil cut observed in any Second Bone Spring well drilled by Matador in this area.

The Johnson #121H well has produced 40,000 BOE in only two months of production and its early performance is on track with the two earlier Second Bone Spring completions at Wolf in 2016, the Dick Jay 92-TTT-B01 WF #124H (Dick Jay #124H) and the Dorothy White 82-TTT-B33 WF #123H (Dorothy White #123H) wells. The Dick Jay #124H well has produced 105,000 BOE (67% oil) in seven months of production and the Dorothy White #123H well has produced 90,000 BOE (59% oil) in five months of production. At November 1, 2016, both of these wells are tracking above Matador’s 600,000 BOE type curve for Second Bone Spring wells in the Wolf asset area. Thus far, all three of these wells are performing above expectations and above the high end of estimated ultimate recoveries projected by Matador for Second Bone Spring wells in the Wolf asset area.

Matador attributes the improvement in well performance and estimated ultimate recovery from these Second Bone Spring wells primarily to the increased stimulation treatments pumped on these wells. These Second Bone Spring wells were completed with approximately 40 barrels of fluid and 2,000 pounds of sand per foot of completed lateral, as compared to 20 barrels of fluid and about 1,300 pounds of sand per foot of completed lateral in Matador’s first Second Bone Spring test in the Wolf asset area in 2015. Matador plans to complete and place on production two additional Second Bone Spring wells in the Wolf asset area in the fourth quarter of 2016, one each on its Barnett and Dick Jay leaseholds.

As previously reported, Matador’s operating efficiencies and well costs have also improved throughout 2016 in the Wolf asset area. During the third quarter, the Barnett 90-TTT-B01 WF #124H (Barnett #124H) well (not yet completed and placed on production) became Matador’s fastest drilled Second Bone Spring well in the Wolf area at 11.5 days (11.2 days normalized to a 5,000-foot lateral length) from spud to total depth of 15,200 feet. This normalized drilling time of 11.2 days is an improvement of 49% from 21.8 days on the Company’s first well drilled in the Second Bone Spring in 2015. Total costs to drill, complete and equip the Johnson #121H well were just under $4 million, and the Company estimates that it should be able to drill, complete and equip its remaining 2016 Second Bone Spring wells for under $4 million each.

Well costs associated with recent Wolfcamp A-X and A-Y wells drilled and completed in the Wolf area have also declined throughout 2016. Costs to drill, complete and equip recent Wolfcamp A-X and A-Y wells in this area are now routinely below Matador’s year-end 2016 target well cost of $5.5 million. In both the Wolfcamp A-X and A-Y and the Second Bone Spring, Matador attributes these cost savings to the innovation and use of new technologies by its drilling, completion and production teams, as well as better-than-expected stimulation costs in 2016.

At November 1, 2016, Matador is drilling a three-well pad on its Barnett and Dick Jay leaseholds. One well, the Barnett 90-TTT-B01 WF #217H (Barnett #217H) will test the more organically rich Wolfcamp A-Lower interval. The other two wells, the Barnett #124H and the Dick Jay 92-TTT-B01 WF #121H (Dick Jay #121H) wells, will be opposing laterals in the Second Bone Spring. While drilling the Barnett #217H well, Matador initially drilled a vertical pilot hole through the Wolfcamp B interval and took 630 feet of whole core in the Wolfcamp A-Lower and the Wolfcamp B intervals. The Company also cut rotary sidewall cores and measured gas isotopes from the Avalon through the Wolfcamp B intervals. In addition, Matador ran a complete suite of openhole logs from the Avalon through the Wolfcamp B formations. The purpose of taking this additional data was to assist Matador in optimizing the development of proven targets in the Wolfcamp A-X, Wolfcamp A-Y, Wolfcamp A-Lower and Second Bone Spring, as well as to better understand the potential for new targets at Wolf, including both the Upper and Lower Avalon, two potential benches in the Wolfcamp B and additional sand and carbonate intervals within the Bone Spring. Matador anticipates that it will use this data to design tests of several of these potential new targets in the Wolf asset area in 2017.

Ranger Asset Area - Lea County, New Mexico and Arrowhead Asset Area - Eddy County, New Mexico

As anticipated, Matador did not place any wells on production in its Ranger or Arrowhead asset areas during the third quarter of 2016. In July 2016, Matador moved one of its operated drilling rigs from Rustler Breaks to the northwest portion of its Ranger asset area in Lea County, New Mexico to begin drilling a three-well program on its Mallon leasehold. At November 1, 2016, Matador had recently finished drilling these three wells. All three wells are Third Bone Spring tests, and all are approximately 7,300-foot laterals. These three wells are the first operated wells that Matador has drilled on the acreage acquired in its 2015 merger with Harvey E. Yates Company (HEYCO). One of these three wells has been completed, and completion operations are underway on the other two wells. Matador anticipates first production from these three wells by mid-November. Matador drilled the Mallon wells within a Third Bone Spring fairway in its Ranger asset area where nearby wells have estimated ultimate recoveries ranging from 500,000 BOE to greater than 1,000,000 BOE from typical 4,000 to 4,500-foot laterals. In addition, Matador anticipates these Third Bone Spring wells should have oil cuts of 85 to 90%.

At November 1, 2016, Matador is drilling its fourth well in this immediate area, the Airstrip State Com 31-18S-35E RN #201H (Airstrip #201H) well. This well will be Matador’s first Wolfcamp A test in the Ranger asset area.

Matador plans to follow the Airstrip #201H well with the Cimarron State Com 16-19S-34E RN #133H (Cimarron #133H) well, another Third Bone Spring test offsetting Matador’s Cimarron State Com 16-19S-34E RN #134H (Cimarron #134H) well, also in the northwestern portion of its Ranger prospect area. The Cimarron #134H well has produced approximately 180,000 BOE (93% oil) in its first 18 months of production and has continued to produce approximately 200 BOE per day (93% oil) with minimal decline for the past three to four months. Matador plans to continue operating one rig in its Ranger and Arrowhead asset areas throughout the remainder of 2016 and 2017.

Twin Lakes Asset Area - Lea County, New Mexico

Matador now anticipates drilling its first horizontal well testing the Wolfcamp D in its Twin Lakes asset area beginning late in the first quarter of 2017 following the drilling of several additional wells in its Ranger and Arrowhead asset areas during late 2016 and into early 2017.

Midstream Update

As previously announced, in late August 2016, Matador successfully completed and began operating the Black River cryogenic natural gas processing plant built in its Rustler Breaks asset area in Eddy County, New Mexico. The Black River processing plant has an inlet capacity of approximately 60 million cubic feet of natural gas per day, which is almost twice the size of the previous cryogenic processing plant Matador built in its Wolf asset area in Loving County, Texas and subsequently sold to an affiliate of EnLink Midstream Partners, LP (EnLink) in October 2015. The Black River plant and associated natural gas gathering system was built to support Matador’s ongoing and future development efforts at Rustler Breaks and to provide Matador with priority one takeaway and processing services for its Rustler Breaks natural gas production; it should also provide additional income through the gathering and processing of third-party natural gas. The Black River plant was completed on time and on budget and has processed between 30 and 40 million cubic feet per day (on a gross basis) during its first two months in operation. Matador also previously completed the installation and testing of a 12-inch natural gas trunk line and associated gathering lines running throughout the length of its Rustler Breaks acreage position, and these natural gas gathering lines are being used to gather almost all Matador’s natural gas production at Rustler Breaks.

As of November 2016, Matador’s midstream operations included approximately 90 miles of high pressure steel pipeline, primarily for oil and natural gas gathering in the Delaware Basin, but also in South Texas and Northwest Louisiana, and 30 miles of high-strength poly pipe, primarily for water gathering in the Delaware Basin. The Company continues to operate the three-pipeline system it retained following the EnLink sale in its Wolf asset area, which gathers oil, natural gas and water for Matador’s growing production in that area. A joint venture controlled by Matador also owns and operates two salt water disposal wells and associated commercial salt water disposal facilities in its Wolf asset area, where it is disposing of approximately 40,000 to 45,000 barrels of salt water per day for both Matador and third parties. Given Matador’s increased production in the Wolf asset area and the success of its commercial water gathering and disposal operations there, the joint venture plans to drill a third salt water disposal well to be tied into the existing commercial salt water disposal system in Matador’s Wolf asset area beginning later in November 2016.

In an effort to replicate its successful Wolf water disposal model, in late August 2016, Matador began drilling its first salt water disposal well in the Rustler Breaks asset area and building the associated salt water disposal facility on the same Matador-owned 200-acre property as its Black River natural gas processing plant. This vertical well is being drilled to a depth of approximately 14,700 feet and is permitted to dispose of produced salt water in the Devonian formation, well below the base of the Wolfcamp formation. The disposal facility is being designed to dispose of 40,000 barrels per day of salt water for both Matador and third parties upon completion. This initial salt water disposal well should become operational in late 2016 and should result in an immediate improvement in lease operating expenses throughout the Rustler Breaks asset area. Matador also expects to build out additional natural gas and water gathering lines throughout its Rustler Breaks asset area, and is also evaluating the feasibility of an oil gathering system there, similar to what it has done in the Wolf asset area.

Given both the location of this water disposal well near the center of Matador’s Rustler Breaks acreage and the depth of the planned injection zone, the Company’s geoscientists and engineers used the drilling of this initial salt water disposal well as an opportunity to gather additional detailed well data. Approximately 540 feet of whole core was acquired throughout the Wolfcamp B, and rotary sidewall cores were acquired from the Brushy Canyon through the Wolfcamp D. A detailed suite of wireline logs was collected from the Brushy Canyon through the Devonian. This data should help Matador to calibrate and better understand existing targets in the Bone Spring, Wolfcamp A and Wolfcamp B at Rustler Breaks and should enhance the Company’s understanding of its untested targets in the Brushy Canyon, Avalon and Wolfcamp D intervals. In addition, the data collected in the salt water disposal well should help calibrate the 82 square mile 3D seismic survey that Matador recently acquired in this area.

Matador has increased its anticipated 2016 midstream capital investment by $25 million, from its initial estimate of $40 million in February 2016 to $65 million in November 2016, to account for the drilling and completion of the above-mentioned two new salt water disposal wells in the Rustler Breaks and Wolf asset areas, as well as the construction of the associated natural gas and water gathering systems and the commercial salt water disposal facility at Rustler Breaks.

Delaware Basin Acreage Update

At December 31, 2015, Matador held 157,100 gross (88,800 net) leased acres in the Permian Basin, primarily in the Delaware Basin in Lea and Eddy Counties, New Mexico and Loving County, Texas. Between January 1 and October 31, 2016, the Company added approximately 10,600 gross (7,300 net) leased acres in Southeast New Mexico and West Texas, bringing Matador’s total Permian Basin acreage position to 165,500 gross (94,700 net) leased acres, almost all of which is located in the Delaware Basin. Matador has sold approximately 600 net acres and allowed to expire approximately 800 net acres in non-core areas of the Permian Basin in 2016.

Matador’s Permian Basin Acreage at October 31, 2016 (approximate):

Asset Area	Gross Acres	Net Acres
Ranger (Lea County, NM)	33,400	20,500
Arrowhead (Eddy County, NM)	48,900	17,300
Rustler Breaks (Eddy County, NM)	25,000	16,700
Wolf and Jackson Trust (Loving County, TX)	13,000	7,900
Twin Lakes (Lea County, NM)	43,500	31,300
Other	1,700	1,000
Total	165,500	94,700

During the third quarter of 2016, Matador also acquired additional mineral ownership in approximately 600 net acres in its Rustler Breaks and Ranger/Arrowhead asset areas. This brings Matador’s total acquired mineral ownership since January 1, 2016 to approximately 7,900 gross (2,300 net) mineral acres. At October 31, 2016, approximately 55% of these mineral acres were being leased by Matador, 25% were leased to other operators and 20% were unleased.

Liquidity Update

On October 31, 2016, the borrowing base under Matador’s revolving credit facility was increased from $300 million to $400 million, based on its lenders’ review of the current valuation of Matador’s proved oil and natural gas reserves at June 30, 2016 using commodity price estimates prescribed by its bank group. All other provisions of Matador’s revolving credit facility remain unchanged. Given the continued growth in its reserves base, Matador anticipates that the borrowing base under its credit facility should increase in future periods, particularly if oil and natural gas prices continue to improve. In late October, Matador’s bonds were trading above par at approximately 106.

At November 1, 2016, Matador had $95.0 million in outstanding borrowings and approximately $0.8 million in outstanding letters of credit under its revolving facility, and as noted above, the borrowing base under its revolving credit facility was $400 million. This significant increase in Matador’s borrowing capacity should further ensure that the Company has sufficient liquidity to conduct its planned operations throughout the remainder of 2016 and into 2017, including the acquisition of additional acreage and minerals and the new midstream projects described elsewhere in this earnings release.

Capital Spending Update

On November 1, 2016, Matador adjusted its 2016 capital budget from $325 million to between $425 and $450 million, as shown in the table below, primarily to take advantage of a number of strategic lease and minerals acquisition opportunities as well as several new midstream initiatives in the Delaware Basin. More specifically, these changes in the Company’s capital budget should allow Matador (1) to take advantage of opportunities to make strategic additions to its Delaware Basin acreage and minerals position, particularly in the third and fourth quarters of 2016, as operational results have exceeded expectations and commodity prices have improved, (2) to accelerate the timing of several important midstream projects originally planned for 2017, which add to Matador’s midstream asset base and (3) to potentially add a fourth rig to its Delaware Basin drilling program in December 2016. Further, this estimated increase in Matador’s capital budget for 2016 does not reflect any increased funds allocated to drilling, completing and equipping wells in 2016, as Matador anticipates its drilling and completions costs should come in below its originally estimated budget for 2016.

Capital expenditures (in millions)	Nine Months Ended September 30, 2016		Year Ended December 31, 2016 (Estimated)
	Original Guidance	Actual (Unaudited)	Original Guidance	Revised Expectations
Exploration and development drilling and completion costs, including production facilities and infrastructure	$199	$182	$260	$245	-	255
Midstream activities	40	50	40	65
Leasehold and minerals acquisition and 2-D and 3-D seismic data	18	96	25	110	-	125
Other	0	5	0	5
Total	$257	$333	$325	$425	-	450

Matador incurred total capital spending of approximately $333 million during the first nine months of 2016, including approximately $182 million for drilling, completing and equipping wells, $50 million for midstream activities, $96 million for seismic and land and about $5 million for other miscellaneous capital expenses. The $182 million for drilling and completions was almost 10% below the $199 million Matador projected at its Analyst Day in February 2016 for drilling, completions and facilities through the first three quarters of 2016, which already accounted for savings of up to 20% in these well costs throughout the course of 2016.

Hedging Positions

From time to time, Matador uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids prices and to protect its cash flows and borrowing capacity.

At November 1, 2016, Matador had the following hedges in place, in the form of costless collars, for the remainder of 2016.

•	Approximately 0.5 million barrels of oil at a weighted average floor price of $42 per barrel and a weighted average ceiling price of $61 per barrel.

•	Approximately 3.4 billion cubic feet of natural gas at a weighted average floor price of $2.66 per MMBtu and a weighted average ceiling price of $3.70 per MMBtu.

Matador estimates that it now has approximately 50% of its anticipated oil production and approximately 70% of its anticipated natural gas production hedged for the remainder of 2016 based on the midpoint of its updated production guidance.

At November 1, 2016, Matador had the following hedges in place, in the form of costless collars, for 2017.

•	Approximately 2.8 million barrels of oil at a weighted average floor price of $41 per barrel and a weighted average ceiling price of $52 per barrel.

•	Approximately 16.9 billion cubic feet of natural gas at a weighted average floor price of $2.40 per MMBtu and a weighted average ceiling price of $3.59 per MMBtu.

2016 Guidance Update

On November 1, 2016, Matador increased certain elements of its 2016 guidance, based on a 3-rig drilling program, as follows:

•
Total natural gas production guidance increased from 28.0 to 29.0 billion cubic feet to 29.5 to 30.5 billion cubic feet. Matador’s 2016 natural gas guidance has increased from initial guidance of 26.0 to 28.0 billion cubic feet in February 2016;

•
Total oil equivalent production guidance increased from 9.6 to 9.9 million BOE to 9.8 to 10.2 million BOE. Matador’s 2016 total equivalent oil production guidance has increased from initial guidance of 9.2 to 9.8 million BOE in February 2016;

•
Expected capital expenditures were adjusted from $325 million to between $425 and $450 million, with the additional capital primarily being used for strategic acreage and minerals acquisitions and to accelerate a number of new midstream initiatives in the Delaware Basin; and

•
Adjusted EBITDA guidance increased from $130 to $140 million to $140 to $150 million based on actual results for the first nine months of 2016 and estimated oil and natural gas prices for the remainder of 2016 using oil and natural gas futures prices as of late October 2016. Matador’s 2016 Adjusted EBITDA guidance has increased from initial guidance of $120 to $130 million in February 2016.

Although Matador kept its 2016 oil production guidance unchanged at 4.9 to 5.1 million barrels, at November 1, 2016, the Company anticipates that its 2016 oil production should be between the midpoint and upper end of its guidance range.

Conference Call Information

The Company will host a live conference call on Wednesday, November 2, 2016, at 9:00 a.m. Central Time to review third quarter 2016 financial results and operational highlights. To access the conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The conference ID and passcode is 3046805. The conference call will also be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab through November 30, 2016.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Matador also conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, natural gas, oil and salt water gathering services and salt water disposal services to third parties on a limited basis.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; its ability to integrate acquisitions, including the merger with Harvey E. Yates Company; its ability to make other acquisitions on economically acceptable terms; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s SEC filings, including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	September 30, 2016	December 31, 2015
ASSETS
Current assets
Cash	$20,566	$16,732
Restricted cash	1,803	44,357
Accounts receivable
Oil and natural gas revenues	27,739	16,616
Joint interest billings	18,796	16,999
Other	5,657	10,794
Derivative instruments	—	16,284
Lease and well equipment inventory	3,182	2,022
Prepaid expenses	3,277	3,203
Total current assets	81,020	127,007
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	2,341,342	2,122,174
Unproved and unevaluated	445,421	387,504
Other property and equipment	141,420	86,387
Less accumulated depletion, depreciation and amortization	(1,832,478)	(1,583,659)
Net property and equipment	1,095,705	1,012,406
Other assets	968	1,448
Total assets	$1,177,693	$1,140,861
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,534	$10,966
Accrued liabilities	93,339	92,369
Royalties payable	21,717	16,493
Amounts due to affiliates	7,033	5,670
Derivative instruments	10,139	—
Advances from joint interest owners	3,847	700
Deferred gain on plant sale	6,440	4,830
Amounts due to joint ventures	4,050	2,793
Income taxes payable	—	2,848
Other current liabilities	530	161
Total current liabilities	151,629	136,830
Long-term liabilities
Borrowings under Credit Agreement	65,000	—
Senior unsecured notes payable	392,153	391,254
Asset retirement obligations	19,452	15,166
Amounts due to joint ventures	2,700	3,956
Derivative instruments	3,838	—
Deferred gain on plant sale	97,676	102,506
Other long-term liabilities	7,451	2,190
Total long-term liabilities	588,270	515,072
Shareholders’ equity
Common stock - $0.01 par value, 120,000,000 shares authorized; 93,580,969 and 85,567,021 shares issued; and 93,464,898 and 85,564,435 shares outstanding, respectively	936	856
Additional paid-in capital	1,176,198	1,026,077
Retained deficit	(740,505)	(538,930)
Total Matador Resources Company shareholders’ equity	436,629	488,003
Non-controlling interest in subsidiaries	1,165	956
Total shareholders’ equity	437,794	488,959
Total liabilities and shareholders’ equity	$1,177,693	$1,140,861

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Oil and natural gas revenues	$83,079	$71,815	$196,341	$222,128
Third-party midstream services revenues	1,566	569	2,956	1,384
Realized gain on derivatives	885	19,862	10,413	52,146
Unrealized gain (loss) on derivatives	3,203	6,733	(30,261)	(25,356)
Total revenues	88,733	98,979	179,449	250,302
Expenses
Production taxes, transportation and processing	12,388	9,426	30,846	26,734
Lease operating	14,605	13,466	41,300	40,140
Plant and other midstream services operating	1,449	1,450	3,537	2,772
Depletion, depreciation and amortization	30,015	45,237	90,185	143,477
Accretion of asset retirement obligations	276	182	828	427
Full-cost ceiling impairment	—	285,721	158,633	581,874
General and administrative	13,146	12,151	39,506	38,523
Total expenses	71,879	367,633	364,835	833,947
Operating income (loss)	16,854	(268,654)	(185,386)	(583,645)
Other income (expense)
Net gain (loss) on asset sales and inventory impairment	1,073	—	3,140	(97)
Interest expense	(6,880)	(7,229)	(20,244)	(15,168)
Other (expense) income	(141)	564	(17)	637
Total other expense	(5,948)	(6,665)	(17,121)	(14,628)
Income (loss) before income taxes	10,906	(275,319)	(202,507)	(598,273)
Income tax (benefit) provision
Current	(1,141)	(295)	(1,141)	(295)
Deferred	—	(33,010)	—	(148,750)
Total income tax benefit	(1,141)	(33,305)	(1,141)	(149,045)
Net income (loss)	12,047	(242,014)	(201,366)	(449,228)
Net income attributable to non-controlling interest in subsidiaries	(116)	(45)	(209)	(156)
Net income (loss) attributable to Matador Resources Company shareholders	$11,931	$(242,059)	$(201,575)	$(449,384)
Earnings (loss) per common share
Basic	$0.13	$(2.86)	$(2.24)	$(5.58)
Diluted	$0.13	$(2.86)	$(2.24)	$(5.58)
Weighted average common shares outstanding
Basic	93,384	84,685	90,016	80,481
Diluted	93,724	84,685	90,016	80,481

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Nine Months Ended September 30,
	2016	2015
Operating activities
Net loss	$(201,366)	$(449,228)
Adjustments to reconcile net loss to net cash provided by operating activities
Unrealized loss on derivatives	30,261	25,356
Depletion, depreciation and amortization	90,185	143,477
Accretion of asset retirement obligations	828	427
Full-cost ceiling impairment	158,633	581,874
Stock-based compensation expense	9,138	6,886
Deferred income tax benefit	—	(148,750)
Amortization of debt issuance cost	899	551
Net (gain) loss on asset sales and inventory impairment	(3,140)	97
Changes in operating assets and liabilities
Accounts receivable	(7,782)	1,997
Lease and well equipment inventory	(669)	(225)
Prepaid expenses	(74)	(329)
Other assets	480	665
Accounts payable, accrued liabilities and other current liabilities	9,710	16,863
Royalties payable	5,225	6,898
Advances from joint interest owners	3,147	306
Income taxes payable	(2,848)	(444)
Other long-term liabilities	3,835	(497)
Net cash provided by operating activities	96,462	185,924
Investing activities
Oil and natural gas properties capital expenditures	(288,175)	(334,951)
Expenditures for other property and equipment	(57,148)	(46,738)
Proceeds from sale of assets	5,173	—
Business combination, net of cash acquired	—	(24,028)
Restricted cash	43,098	—
Restricted cash in less-than-wholly-owned subsidiaries	(544)	158
Net cash used in investing activities	(297,596)	(405,559)
Financing activities
Repayments of borrowings	—	(476,982)
Borrowings under Credit Agreement	65,000	125,000
Proceeds from issuance of senior unsecured notes	—	400,000
Cost to issue senior unsecured notes	—	(9,479)
Proceeds from issuance of common stock	142,350	188,720
Cost to issue equity	(830)	(1,151)
Proceeds from stock options exercised	—	10
Capital commitments from non-controlling interest owners in less-than-wholly-owned subsidiaries	—	562
Taxes paid related to net share settlement of stock-based compensation	(1,552)	(1,565)
Net cash provided by financing activities	204,968	225,115
Increase in cash	3,834	5,480
Cash at beginning of period	16,732	8,407
Cash at end of period	$20,566	$13,887

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because the forward-looking Adjusted EBITDA numbers included in this press release are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

	Three Months Ended
(In thousands)	September 30, 2016	June 30, 2016	September 30, 2015
Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$11,931	$(105,853)	$(242,059)
Interest expense	6,880	6,167	7,229
Total income tax benefit	(1,141)	—	(33,305)
Depletion, depreciation and amortization	30,015	31,248	45,237
Accretion of asset retirement obligations	276	289	182
Full-cost ceiling impairment	—	78,171	285,721
Unrealized (gain) loss on derivatives	(3,203)	26,625	(6,733)
Stock-based compensation expense	3,584	3,310	1,755
Net gain on asset sales and inventory impairment	(1,073)	(1,002)	—
Adjusted EBITDA	$47,269	$38,955	$58,027

	Three Months Ended
(In thousands)	September 30, 2016	June 30, 2016	September 30, 2015
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$46,862	$31,242	$72,535
Net change in operating assets and liabilities	(4,909)	1,944	(20,846)
Interest expense, net of non-cash portion	6,573	5,875	6,678
Current income tax benefit	(1,141)	—	(295)
Net income attributable to non-controlling interest in subsidiaries	(116)	(106)	(45)
Adjusted EBITDA	$47,269	$38,955	$58,027

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income (loss) and adjusted earnings (loss) per diluted common share.  These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and nonrecurring transaction costs for certain acquisitions along with the related tax effect for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income (loss) and adjusted earnings (loss) per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income (loss) and adjusted earnings (loss) per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

	Three Months Ended September 30, 2016		Three Months Ended June 30, 2016		Three Months Ended September 30, 2015
(In thousands, except per share data)
Unaudited Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$11,931		$(105,853)		$(242,059)
Total income tax benefit	(1,141)		—		(33,305)
Net income (loss) attributable to Matador Resources Company shareholders before taxes	10,790		(105,853)		(275,364)
Less non-recurring and unrealized charges to net income (loss) before taxes:
Full-cost ceiling impairment	—		78,171		285,721
Unrealized (gain) loss on derivatives	(3,203)		26,625		(6,733)
Net gain on asset sales and inventory impairment	(1,073)		(1,002)		—
Adjusted income (loss) attributable to Matador Resources Company shareholders before taxes	6,514		(2,059)		3,624
Income tax provision (benefit)	1,139	(1)	(721)	(2)	1,067	(3)
Adjusted net income (loss) attributable to Matador Resources Company shareholders (non-GAAP)	$5,375		$(1,338)		$2,557

Basic weighted average shares outstanding, without participating securities	92,397		92,346		84,685
Dilutive effect of participating securities	987		—		756
Weighted average shares outstanding, including participating securities - basic	93,384		92,346		85,441
Dilutive effect of options, restricted stock units and preferred shares	340		—		167
Weighted average common shares outstanding - diluted	93,724		92,346		85,608
Adjusted earnings (loss) per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$0.06		$(0.01)		$0.03
Diluted	$0.06		$(0.01)		$0.03

(1) Estimated using federal statutory tax rate of 35%, which differs from the actual effective tax rate due to a full valuation allowance recognized against the deferred tax benefit, including a third quarter 2016 income tax refund of approximately $1.1 million.

(2) Estimated using federal statutory tax rate of 35%, which differs from the actual effective tax rate due to a full valuation allowance recognized against the deferred tax benefit.
(3) Estimated using actual tax rate for the period.

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by reducing PV-10 by the discounted future income taxes associated with such reserves.

(in millions)	At September 30, 2016	At December 31, 2015	At September 30, 2015
PV-10	$524.7	$541.6	$692.7
Discounted future income taxes	(7.9)	(12.4)	(18.9)
Standardized Measure	$516.8	$529.2	$673.8